April 22, 1997


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

               Re:  T. Rowe Price International Funds, Inc. (the
                    "Corporation")
                    File Nos.: 002-56639/811-2958

          Commissioners:

               We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), Post-Effective Amendment No. 69 (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

               Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

                              Very truly yours,
                              /s/Shereff, Friedman, Hoffman & Goodman, LLP
                              Shereff, Friedman, Hoffman & Goodman, LLP